EXHIBIT 10.67


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

                        REVOLVING CREDIT PROMISSORY NOTE


$2,500,000.00                                              Stamford, Connecticut

                                                           July 25, 2000


     FOR VALUE RECEIVED, TREMONT ADVISERS, INC., a Delaware corporation ("Borrower"), with an address at One Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye, New York 10580, hereby unconditionally promises to pay to the order of FLEET NATIONAL BANK, a national banking association ("Lender" or "Bank"), at the office of the Lender located at One Landmark Square, Stamford, Connecticut 06901, or such other office as the holder hereof may designate, in lawful money of the United States and in immediately available funds, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) or, if less, the aggregate unpaid principal balance of all Advances (as defined below) made by the Lender to the Borrower, together with interest thereon as provided for below. Capitalized terms used herein and not otherwise defined herein shall have the meanings given those terms in Section 22 of this Note.

1. Payment of Principal. Borrower shall pay the entire principal amount of all outstanding Advances on July 31, 2002 (the "Final Maturity Date").

2. Interest Rate; Payment of Interest. (a) Borrower shall pay interest on the unpaid principal balance of each LIBOR Advance outstanding from time to time at an interest rate per annum equal to the respective Eurodollar Rate for each Interest Period with respect to such Advance. Borrower shall pay interest on the unpaid principal balance of each Prime Rate Advance outstanding from time to time at an interest rate per annum equal to the Prime Rate. Interest on each Advance shall commence to accrue from the date of the making of such Advance to the date such Advance is paid in full (whether before or after maturity or judgment). Interest shall be payable, in arrears, on each Interest Payment Date and also on the Final Maturity Date.

     (b) Interest under this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

     (c) If the adoption of or change in, after the date hereof, any applicable law, rule, regulation, or guideline, or any interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), or the compliance by Lender (or any applicable lending office of Lender) or its holding company with any of the foregoing or with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency shall (i) subject the Lender to any tax or change the basis of taxation of any amounts payable to Lender hereunder (except for changes in the rate of tax on the overall net income of Lender) or
(ii) impose, increase, modify or deem applicable any reserve, special deposit or similar requirement, against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBOR or in the Prime Rate, as the case may be), or (iii) impose on Lender or the London interbank market any other condition affecting this Note or any Advance, and the result of any of the foregoing events described in this
Section 2(c) is to increase the cost to Lender of making, converting into, continuing, funding or maintaining any Advance, by an amount that the Lender deems to be material, or


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

to reduce the amount of any sum receivable by Lender hereunder in respect thereof, then, and in each such event, Borrower shall pay Lender such amount(s) as will compensate Lender, on an after-tax basis, for any such increased costs or reduced amount receivable (such compensation to include, without limitation, an amount equal to any reduction in return on assets of Lender to a level below that which it would have achieved but for such event or events). Lender shall submit a certificate to Borrower as to any such amounts payable, including a calculation thereof in reasonable detail, which certificate shall be conclusive and binding absent manifest error.

     (d) If Lender, acting in good faith, shall have determined that the adoption of or change in, after the date hereof, any law, rule, regulation or guideline regarding capital adequacy, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), or compliance by Lender (or any applicable lending office of Lender) or Lender's holding company with any of the foregoing or with any request or directive (whether or not having the force of law) regarding capital adequacy by any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, as a consequence of this Note (including any of its obligations hereunder) or any Advance, to a level below that which Lender or Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then Borrower shall pay to Lender upon Lender's request such additional amount or amounts as will compensate such Lender or Lender's holding company on an after-tax basis for any such reduction suffered, using such method of calculation as is used by Lender with respect to similarly situated borrowers. Lender shall submit a certificate to Borrower as to any such amounts payable, including a calculation thereof in reasonable detail, which certificate shall be conclusive and binding absent manifest error.

     (e)  Notwithstanding any other provision hereof, if, after the date hereof,
(i) any applicable law, treaty, rule, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender to make or maintain any LIBOR Advance or (ii) Lender acting in good faith and reasonably has determined that the Adjusted LIBOR for the applicable Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining such LIBOR Advance, then (aa) in the case of clause (i) the interest rate for any such Advance which is outstanding shall be immediately converted to an interest rate per annum equal to the Prime Rate, for the duration of such illegality, and (bb) in the case of clauses (i) and (ii), any Interest Election Requests that request a continuation of a LIBOR Advance or any conversion of any Prime Rate Advance into a LIBOR Advance shall be ineffective, and any Borrowing Request which requests a LIBOR Advance shall be deemed a request for a Prime Rate Advance. If any such conversion is made prior to the Final Maturity Date, Borrower shall pay Lender, within ten (10) days after Lender's request, such amount or amounts as may be necessary to compensate Lender for any loss or reasonable expense sustained or incurred by Lender as a result of such conversion, such loss to include, without limitation, any interest or other amounts payable by Lender to lenders of funds obtained by Lender in order to make or maintain the loan hereunder as a Eurodollar loan. Lender shall submit a certificate to Borrower as to any such additional amounts payable, including a calculation thereof in reasonable detail, which certificate shall be conclusive and binding absent manifest error.

     (f) Any sum owed under Sections 2(c), 2(d) or 2(e) shall be due and payable within ten (10) Business Days after the applicable certificate is delivered to Borrower.


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

     (g) Anything contained herein or any other Financing Document to the contrary notwithstanding (i) at the option of Lender, during any period in which an Event of Default is continuing, the unpaid principal balance hereof shall, at the option of Lender, bear interest at a rate which is two (2) percentage points per annum greater than the rate which would otherwise be in effect, and (ii) after the Final Maturity Date the unpaid principal balance hereof shall bear interest at a rate equal to the Prime Rate plus two (2) percentage points per annum.

     (h) All Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then such new law shall constitute the "applicable law", as such term is used in this Section 2(h). In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the usury laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Financing Documents at the time of performance of such provisions shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

3. Certain Other Matters Regarding Payment of Principal and Interest. All payments of principal, interest and other amounts due under this Note shall be made in lawful money of the United States and in immediately available funds without any deductions whatsoever, including but not limited to any deduction for any set-off, recoupment, or counterclaim. Unless Lender otherwise agrees, all payments (except optional and mandatory prepayments of principal which shall be applied to the principal being prepaid) shall be applied (a) first (to the extent applicable), to fees, costs and expenses which Borrower is obligated to pay under this Note and any other Financing Document, (b) second, to accrued and unpaid interest hereon and (c) third, to unpaid principal hereunder. If any payment under this Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest in connection with such payment. The records of Lender (including any computer records) shall be prima facie evidence of the Advances made hereunder, any accrued interest thereon and all principal and interest payments made in respect hereof; provided, that no failure of Lender to record timely any transaction, or any error in such records, shall in any way affect or impair any liability or other obligation of Borrower to Lender.

4. Advances. (a) Advances. Subject to the terms and conditions of this Note and of the other Financing Documents, Lender, by its acceptance of this Note, hereby agrees to make revolving credit loans (each an "Advance" and collectively
"Advances") to Borrower from time to time during the Facility Availability Period in an aggregate principal amount which does not exceed, at any one time outstanding, the Revolving Maximum Amount. Within the foregoing limits and subject to the terms and conditions set forth in this Note and the other Financing Documents, Borrower may borrow, prepay and reborrow the


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Advances.  Borrower  acknowledges  and covenants that the entire proceeds of the
Advances evidenced hereby shall be used for the Permitted Purposes only.

     (b) (i) Procedures. Each Advance when made shall consist of a LIBOR Advance or a Prime Rate Advance as Borrower, subject to the other terms and conditions hereof and of the other Financing Documents, may request in accordance herewith.

          (ii) The minimum amount of each Advance shall be $100,000. Advances of more than one Type may be outstanding at the same time; provided that there shall not, unless Lender otherwise agrees, be more than an aggregate of three
(3) Tranches of LIBOR Advances at any one time outstanding.

          (iii) To request an Advance, Borrower shall notify Lender of such request in writing (including without limitation e-mail) or by telephone (a) in the case of a LIBOR Advance, not later than 11:00 a.m. Connecticut time, two (2) Business Days before the date of the proposed Advance and (b) in the case of a Prime Rate Advance, not later than 11:00 a.m. Connecticut time, on the date of the proposed Advance. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic request, shall be confirmed by Borrower promptly in writing. No failure to so confirm shall impair the obligations of Borrower hereunder. Each such Borrowing Request shall specify the following information:

          (aa) the amount of the requested Advance;

          (bb) the proposed date of the Advance, which shall be a Business Day;

          (cc) the Type of Advance (i.e. whether such Advance is to be a LIBOR Advance or Prime Rate Advance); and

          (dd) in the case of a LIBOR Advance, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period in this Note.

     If no election as to Type is made or no Interest Period is selected then Borrower shall be deemed to have requested a Prime Rate Advance.

     The Lender may treat as duly authorized by the Borrower any such request believed in good faith by the Lender to be genuine and to have been made by a Person authorized to make such request on behalf of the Borrower.

          (iv) Each Advance initially shall be of the Type specified in the applicable Borrowing Request (or of the Type deemed requested pursuant to Section 4(b)(iii)) and, in the case of a LIBOR Advance, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Advance (or a portion(s) thereof) to a different Type or Types or to continue such Advance (or a portion(s) thereof) as the same Type and, in the case of a Type consisting of a LIBOR Advance, may elect an Interest Period therefor, all as provided in this Section 4(b), it being understood that a continuation or conversion under this Section 4(b) shall not be deemed to constitute the making of a new Advance. Any conversion or continuation of a LIBOR Advance on a day other than the last day of an Interest Period shall be subject to the indemnity provisions of Section 5(c) of this Note. Borrower may elect different options with respect to different portions of the affected Advance (but subject to the requirement of maximum amount of Tranches set forth above). To make an election


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pursuant to this Section  4(b)(iv) (an "Interest  Election  Request"),  Borrower
shall notify Lender in writing or, if permitted by Lender, by telephone of such election by the time that a Borrowing Request would be required under Section 4(b)(iii) if Borrower were requesting an Advance of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall, if requested by Lender, be confirmed by Borrower promptly in writing. No failure to so confirm shall impair the obligations of Borrower hereunder.

          (v) Each Interest Election Request shall specify the following information in compliance with the terms hereof:

          (aa) the Advance(s) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Type and/or applicable Interest Period (in which case the information to be specified pursuant to clauses (cc) and (dd) of this paragraph shall be specified for each option);

          (bb) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (cc) the Type(s) selected; and

          (dd) if the Type(s) selected include a LIBOR Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term Interest Period in this Note and which will not result in Borrower being in violation of the maximum Tranche requirement set forth above.

     If the Interest Election Request does not specify the Interest Period, the applicable Advance (or applicable portion thereof) shall be converted to or remain, as the case may be, a Prime Rate Advance.

          (vi) If Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid in full, at the end of such Interest Period such Advance shall be converted to a Prime Rate Advance. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Advance may be converted to or continued as a LIBOR Advance and (ii) unless repaid in full, each LIBOR Advance shall be converted to a Prime Rate Advance at the end of the Interest Period applicable thereto.

     (c) Conditions Precedent to Advances.

          (i) The making of the initial Advance shall be subject to the satisfaction by Borrower of the following conditions precedent:

          (aa) Lender shall have received each of the following, all of which shall be in form and substance reasonably satisfactory to Lender and its counsel:


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               (1)  originals  of each of the  Financing  Documents,  and all of which shall have been duly and properly authorized, executed and delivered by the respective party or parties thereto and in full force and effect;

               (2)  the  legal   opinion  of  Tannenbaum   Helpern   Syracuse  &
          Hirschtritt LLP, counsel to the Loan Parties;

               (3) (A) a respective Secretary's certificate of each Loan Party with incumbency and with attached certified copies of (a) such Loan Party's certificate of incorporation or comparable charter document,
          (b) such Loan Party's by-laws, (c) authorizing resolutions and (d) a good standing certificate from the appropriate Governmental Authority in the jurisdiction of incorporation of each such Loan Party, and evidence satisfactory to Lender that TPI is qualified to do business in the State of New York as a foreign corporation; and (B) good standing certificates for each Existing Domestic Subsidiary (that is not a Loan Party) from the Governmental Authority in the jurisdiction of its incorporation;

               (4) current UCC, tax and judgment lien searches with respect to Borrower and each Existing Domestic Subsidiary;

               (5) certified copies of the Partnership Agreements;

               (6) such UCC-1 financing statements (covering the collateral under the Financing Documents), certificates, reports, statements, opinions of counsel, instruments, assurances, agreements, or other documents as may be required under the Financing Documents and/or as Lender may reasonably request; and

               (7) a copy of the tender offer statement with respect to the Redemption;

               (8) evidence of the investment of TPI, as a limited partner, in American Opportunity, L.P.; and

               (9) a Borrowing Base Certificate, reflecting the Borrowing Base as of July 1, 2000.

          (bb) Borrower shall pay the legal fees and disbursements of Finn Dixon & Herling LLP incurred in the initial preparation and negotiation of the Financing Documents.

          (cc) Borrower shall pay to Lender a $12,500 non-refundable origination fee. Such fee is due and payable by Borrower on the date of this Note.

          (ii) The making of each Advance, including the initial Advance, shall be subject to the satisfaction of the following additional conditions precedent:

          (aa) No Event of Default or Default under any of the Financing Documents shall exist prior to or as a result of such Advance.


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          (bb) All  representations and warranties under all Financing Documents shall be true and correct in all material respects both immediately before and after giving effect to such Advance.

          (cc) Since March 31, 2000 there has been no event, development or other circumstance that has had or could be reasonably expected to have a Material Adverse Effect.

          (dd) Borrower shall execute and deliver (or cause the execution and delivery) of such other documents and take such other actions as Lender shall reasonably request.

          Any request for an Advance shall be deemed a representation and warranty by Borrower to Lender that the conditions set forth in subparagraphs
(aa), (bb) and (cc) of this Section 4(c)(ii) hereof have been satisfied.

          (iii) With respect to any Advance the proceeds of which are used, in whole or in part, for the Redemption the Borrowers shall, in addition to the other conditions precedent set forth herein, deliver to the Lender a report of the disbursement agent evidencing acceptances of the Redemption for which such proceeds are to be used.

5. Prepayments

     (a) Optional Prepayment. Borrower may prepay the principal of Advances in whole or in part at any time without penalty or premium except as otherwise specified in Section 5(c) below. Borrower shall give Lender at least two (2) Business Days' prior written notice of any such prepayment.

     (b) Mandatory Prepayment. In the event that the aggregate unpaid principal amount of the Advances at any one time exceeds the Revolving Maximum Amount for any reason the Borrower shall, within two (2)Business Days of the date occurrence of any such excess, prepay the Advances in an amount sufficient to eliminate such excess.

     (c) Indemnity. Borrower agrees to indemnify Lender and to hold Lender harmless from and against any loss or reasonable expense that Lender may sustain or incur as a consequence of (i) any payment (including without limitation any prepayment (optional or mandatory) or any payment after acceleration), partial or full, of any LIBOR Advance which occurs on a day other than the last day of an Interest Period, or (ii) any default by Borrower in the payment of the principal of or interest on any Advance, or (iii) failure by Borrower to complete a prepayment, partial or full, of any Advance after notice thereof has been given to Lender hereunder, or (iv) any failure of Borrower to borrow, convert, or continue any Advance on the applicable date specified hereunder, or
(v) conversion of any LIBOR Advance to a Prime Rate Advance on a day other than the Interest Period applicable thereto, including (but not limited to), in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain any Advance or the funding thereof. Such loss or reasonable expense shall include (but not be limited to), in the case of a payment of a LIBOR Advance or conversion of a LIBOR Advance to a Prime Rate Advance on a day other than the last day of an Interest Period, a yield maintenance fee computed as follows: The then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the applicable Interest Period for the Advance as to which the payment or conversion is made, shall be subtracted from the LIBOR for such Interest Period. If the result is zero or a negative number there shall be no yield maintenance fee. If


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

the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal amount being paid or converted. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in such Interest Period. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in such Interest Period. The resulting amount shall be the yield maintenance fee due to Lender upon the payment or conversion of the applicable LIBOR Advance.

     Lender shall submit a certificate to Borrower as to any amount or amounts which Lender is entitled to receive pursuant to this Section 5(c), including a calculation thereof in reasonable detail, which certificate shall be conclusive and binding absent manifest error. Borrower shall pay to Lender the amount shown as due on such certificate within ten (10) Business Days after the receipt of such certificate by Borrower.

     (d) Prepayments, unless the Borrower otherwise directs, shall first be applied to Prime Rate Advances and then to LIBOR Advances.

6. Late Charge. Borrower agrees that Lender may collect from Borrower, to the fullest extent permitted by applicable law, a Late Charge with respect to any scheduled payment of principal or interest required to be made pursuant to this Note which is not paid by Borrower within ten (10) calendar days after the applicable payment due date. Any and all such Late Charges shall be payable upon demand. Borrower agrees and acknowledges that any such Late Charges are reasonable.

7. Expenses; Indemnity. (a) Borrower shall pay or reimburse Lender, on demand, for any and all costs and expenses, including, but not limited to, the reasonable fees and disbursements of legal counsel, appraisers, accountants and other experts employed by Lender, incurred in the amendment, waiver, preservation, defense, protection, or collection or other enforcement (whether or not such enforcement is in a bankruptcy case or in any workout) of this Note or any other Financing Document (including without limitation any enforcement of any right or remedy under any Financing Document), or in attempting to do any of the foregoing. The Borrower shall also pay for the fees and disbursements of the Lender's counsel in initially preparing and negotiating the Financing Documents.

     (b) Borrower agrees to indemnify Lender, its officers, directors, employees and agents (each such Person being hereinafter referred to as an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, suits, actions, judgments, claims, damages, liabilities and related expenses, including reasonable fees and expenses of legal counsel, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Note, any other Financing Document, or any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the granting of any Lien under any Financing Document or other right(s) granted to the Lender thereunder, the transactions contemplated or any of the Financing Documents, or any Event of Default or Default, (ii) the proposed and actual extensions of credit hereunder and the use, or proposed use, of the proceeds of any Advance hereunder, (iii) any enforcement of this Section 7, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

     (c) The provisions of this Section 7 shall remain operative and in full force and effect regardless of the expiration or other termination of the revolving credit facility hereunder, the consummation of the transactions contemplated hereby, the repayment of the Advances, the invalidity or unenforceability of any term or provision hereof or any investigation made by or on behalf of Lender. All amounts due under this Section shall be payable on written demand therefor.

8. Representations. (a) To induce Lender to make the Advances, Borrower hereby represents and warrants to Lender that:

          (i) Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation in those jurisdictions where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified as a foreign limited partnership in those jurisdictions where failure to be so qualified could reasonably be expected to have a material adverse effect on such Partnership's financial condition, business, income, assets, liabilities, or prospects (financial or otherwise). The execution, delivery and performance by any Loan Party of any Financing Document to which such Loan Party is a party, including without limitation any extension of credit hereunder, have been duly authorized by all necessary corporate action. Such execution, delivery and performance do not and will not
(aa) contravene, breach, conflict with or violate any applicable law, rule or regulation or such Loan Party's certificate of incorporation or by-laws or (bb) contravene, breach, violate, result in an event of default or right of acceleration, termination or prepayment (or mandatory purchase) under, or conflict with any agreement, instrument, other contract, judgment, decree or order which is binding upon any Loan Party or to which any Loan Party or any of its properties may be subject, or result in the creation of any security interest or other Lien (other than in favor of Lender) upon any property or assets of any Loan Party pursuant to any of the foregoing. Each Financing Document to which any Loan Party is a party has been duly executed and delivered on behalf of such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms. No approval, consent or authorization of any Person, except any which have, in fact, been obtained, is or will be required in connection with the execution, delivery and performance by any Loan Party of any Financing Document. Borrower and each of its Subsidiaries and the Partnerships has the power and authority, the legal right, and all the requisite permits, registrations, franchise, authorizations, and licenses, without unusual restrictions or limitations, to own, operate and lease all of its material properties and assets, to conduct the business in which it is presently engaged, and in the case of any Loan Party, to execute, deliver and perform its obligations under all Financing Documents to which such Loan Party is a party, and all such permits, registrations, franchises, authorizations, and licenses are in full force and effect.

          (ii) Any financial statements and other information with respect to Borrower, its Subsidiaries or any of the Partnerships previously furnished to Lender are true, correct and complete in all material respects. All such financial statements have been prepared in accordance with GAAP on a consistent basis, and fairly present, in all material respects, the financial condition and results of operations of Borrower and its Subsidiaries or the applicable Partnership, as the case may be, as of the dates thereof and for the periods covered thereby. Since March 31, 2000, there has been no event, development or other circumstance that has had or could be reasonably expected to have a Material Adverse Effect. There is no fact or circumstance that Borrower has not disclosed to Lender in writing prior to the date hereof which has had or could reasonably be expected to result in a Material Adverse Effect.

          (iii) There are not, before any arbitrator, Governmental Authority or non-governmental body, any actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened (nor, to the knowledge of Borrower, is there any basis therefor) against or in any other way relating to or affecting Borrower, any of its Subsidiaries or any of the Partnerships or their respective business or assets which (i) involve any Financing Document or any transactions contemplated therein or (ii) that, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (iv) The Redemption shall comply with all applicable laws, rules and regulations, including without limitation all applicable laws relating to corporate distributions and redemptions. Each Loan Party, individually and together with its Subsidiaries, shall be Solvent after giving effect to any Advance made hereunder (and any related transactions, including, in the case of the initial Advance, the Redemption).

          (v) Borrower, its Subsidiaries and the Partnerships are in compliance with all applicable laws, rules, and regulations, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

          (vi) Each of Borrower, its Subsidiaries and the Partnerships have filed all federal and all material state and local tax returns required to be filed by it and have paid, in all material respects, all taxes, assessments and other governmental charges payable by it which have become due, other than any which are being contested in good faith by appropriate proceedings and for which Borrower, such Subsidiary or the applicable Partnership, as the case may be, has set aside adequate reserves on its books in accordance with GAAP. There is no proposed tax assessment against Borrower, any of its Subsidiaries or the Partnerships which could reasonably be expected to have a Material Adverse Effect.

          (vii) Subject to any limitations stated therein or in connection therewith, all information (financial or otherwise) furnished or to be furnished by the Borrower or any of its Subsidiaries pursuant to or in connection with this Note or any other Financing Document is, or will be at the time the same is furnished, as the case may be, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

          (viii) No Event of Default or Default has occurred and/or is continuing. None of Borrower, any of its Subsidiaries or any of the Partnerships is in material default or material breach of any material agreement, instrument or other material contract to which it is a party or by which it respective properties are bound.

          (ix) The Borrower, each of its Subsidiaries and the Partnerships has good and marketable title to, or a valid leasehold interest in, all of its material properties and other material assets. Such assets of the Borrower and each of its Subsidiaries are subject to no Liens other than the Permitted Liens or Liens in favor of the Lender.

          (x) Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Borrower or its Subsidiaries or any ERISA Affiliate (a "Plan") is in compliance in all material respects with the applicable provisions of ERISA and the IRC. No Plan has an Accumulated Funding Deficiency, as such term is defined in Section 412 of the IRC. No Reportable Event, as such term is defined in ERISA, has occurred with respect to any Plan. No Plan is a Multiemployer Plan, as such term is defined in ERISA.

          (xi) None of the Borrower, its Subsidiaries or the Partnerships is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (xii) The Borrower owns, as of the date hereof, 100% of all capital stock of the Existing Subsidiaries except for TIMI of which the Borrower owns 65% of each class of capital stock.

     (b) All representations and warranties made herein and in any other Financing Document shall survive the execution and delivery of this Note or any other Financing Document and any investigation by Lender and shall be deemed made as of the making of each and every Advance.

9. Covenants. Borrower further covenants and agrees with Lender that, until full payment and performance by Borrower of this Note (including all Advances) and the other Financing Documents, and the termination of the revolving credit facility hereunder, Borrower shall and cause each of its Subsidiaries to:

     (a) (i) Preserve and maintain (aa) its existence as a corporation (except, in the case of Subsidiaries other than TPI, pursuant to a merger or dissolution permitted by Section 9(f) below) and (bb) all of its other material franchises, permits, licenses, registrations, franchises, and privileges except, in the case of this subclause (bb), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) preserve and maintain its material assets (except for dispositions of assets expressly permitted by Section 9(f) below), (iii) engage principally in the business it has engaged in prior to the date of this Note, (iv) not enter into or otherwise permit any amendment, supplement, waiver or other modification of any of the Partnership Agreements or other applicable agreement or instrument in any manner which would reduce, in any material manner, the management fees payable to TPI or any distributions or other amounts payable to TPI under any Partnership Agreement, waive any management fees under any Partnership Agreement (except for the Permitted Waivers), or otherwise, directly or indirectly, materially and adversely affect (aa) the interests of TPI therein or (bb) the collateral value to Lender of any collateral granted under the Financing Documents or the value of any Interest (as respectively defined in each Partnership Agreement) of TPI,(v) comply, in all material respects, with its duties under and not permit the termination or revocation of, any of the Partnership Agreements and (vi) cause TPI to (x) maintain its registration as an investment advisor under the Investment Advisors Act of 1940, as amended from time to time and in accordance with all applicable laws, rules and regulations, (y) remain the general partner of each of the Partnerships, and (z) not withdraw its capital accounts from American Opportunity L.P.

     (b) Comply, and cause each of the Partnerships to comply, with all applicable laws, rules and regulations and with all contractual obligations, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

     (c)  Furnish to Lender:

          (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of its form 10KSB and which shall contain an audited consolidated balance sheet and the related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, reported on (without a "going concern" or other material qualification or exception), by independent public accountants selected by Borrower and reasonably satisfactory to the Lender (it being acknowledged by Lender that the accounting firm of Ernst Young LLP is so satisfactory to the Lender) and accompanied by an opinion of such accountants to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP consistently applied;

          (ii) Within 45 days after the end of each of the quarterly periods of each fiscal year of the Borrower, a Form 10QSB and which shall contain a management prepared unaudited consolidated balance sheet and the related unaudited statements of operations, stockholders' equity and of the Borrower for such fiscal period and the then elapsed portion of the fiscal year, all certified by the Borrower's chief financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (iii) Within 25 days after the end of each calendar month, a Borrowing Base Certificate certified by the Borrower's chief financial officer (or his or her designee);

          (iv) Concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a certificate of the chief financial officer of Borrower (aa) stating that, to the best of such officer's knowledge, no Default or Event of Default has occurred, except as specified in such certificate (and with reasonable details given as to any such exception) and (bb) calculating, in detail reasonably satisfactory to Lender, the covenants set forth in Sections 9(k)-(p) hereof, inclusive; and

          (v) promptly whenever requested by Lender, such other information with respect to Borrower or its Subsidiaries or the Partnerships or any of their respective assets, liabilities, operations or businesses, in such detail and form as Lender may reasonably request.

     (d) Pay and discharge all taxes, fees, assessments, and other governmental charges and obligations before they become delinquent; file all tax returns and reports required to be filed with the United States Government and all material tax returns and reports with all state and local governments requiring the same to be filed; and pay and discharge on or before their due dates any and all other lawful claims and demands whatsoever; provided, however, that Borrower or any such Subsidiary shall have the right to contest the validity or amount of the foregoing, provided such contest is in good faith, diligently pursued, and Borrower or such Subsidiary, as the case may be, has set aside adequate reserves therefor in accordance with GAAP.

     (e) Give immediate notice to Lender of, and copies of all relevant documents concerning: (i) the commencement of any actions, suits, proceedings or investigations or before any arbitrator, Governmental Authority or non-governmental body against or in any other way relating adversely to, or affecting, Borrower, any of its Subsidiaries or the Partnerships or its or their respective businesses or properties, which, singly or in the aggregate have an amount involved in excess of $500,000.00, (ii) the occurrence of any Event of Default or Default or (iii) the occurrence of any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

     (f) Not, and shall not permit any Partnership to, dissolve, wind-up or liquidate or discontinue its normal operations with intent to dissolve, wind-up or liquidate, or merge or consolidate with any other Person or sell all or substantially all of its assets except that (i), as long as no Event of Default or Default then exists or would result therefrom, any Domestic Subsidiary may merge with, or sell all or substantially all of its assets to, any other Domestic Subsidiary and any Foreign Subsidiary may merge with, or sell all or substantially all of its assets to, any other Foreign Subsidiary (provided that if TPI or TBL is involved in any such merger or sale, TPI or TBL, as the case may be, shall be the surviving entity or purchaser, as the case may be), (ii) as long as no Event of Default or Default then exists or would result therefrom, any Subsidiary other than TPI or TBL may (aa) sell all or substantially all of its assets for fair value to a Person other than a Subsidiary, and in connection with such sale, dissolve or (bb) merge with any Person, other than a Subsidiary, for fair value, and (iii) the Partnerships may sell their respective investments in the ordinary course of business for fair value. In addition to any other restrictions hereunder, the Borrower shall not, and the Borrower shall cause TPI to not, sell, lease, assign, or otherwise dispose (except pursuant to the pledge under the Pledge Agreement) of any collateral under any Financing Document; and the Borrower shall not, and the Borrower shall cause the Subsidiaries to not, sell, lease, assign, or otherwise dispose any of Borrower's or such Subsidiary's other respective material properties or other material assets (including any investments) except (i) sales for fair value and (ii) sales permitted under clause (i) of the immediately preceeding sentence.

     (g) Not create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness, except for (i) Indebtedness hereunder, (ii) the liability of any Subsidiary, in its capacity as a general partner, for the Indebtedness of any limited partnership, incurred in accordance with the terms of the applicable partnership agreement, of which such Subsidiary is a general partner, (iii) purchase money indebtedness incurred for the purchase of equipment and capitalized lease obligations in connection with equipment, not to exceed, at any one time outstanding, an aggregate amount of $250,000, and (iv) additional Indebtedness not to exceed, at any one time outstanding, an aggregate amount of $500,000.00.

     (h) Not create, incur, assume or suffer to exist any Lien against any properties or other assets, whether now existing or hereafter acquired, except for (i) any Lien in favor of Lender, and (ii) any Permitted Liens, and neither Borrower nor any Subsidiary shall make a covenant, with respect to material assets, similar to the covenant set forth in this Section 9(h) in favor of any other Person except for (aa) covenants in agreements or instruments relating to Indebtedness referred to in clause (iii) of Section 9(g) above and which covenants apply only to the related applicable equipment being financed thereby and (bb) "anti-assignment" clauses in agreements or other contracts provided that such provisions only relate to the assignment of such agreement or contract itself and that such provisions do not pertain to any collateral under the Financing Documents and/or make any of the representations or warranties under
Section 8(a)(i) hereof, or any other representations or warranties contained in this Note or any other Financing Document, false or misleading.

     (i) Maintain all properties necessary to its operations in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Maintain insurance on all insurable property and assets owned or leased by Borrower and its Subsidiaries in the manner, to the extent and against at least such risks as is usually maintained by owners of similar businesses and properties in similar geographic areas.

     (j) Keep (and cause each of the Partnerships to keep) proper books of record and account in which full, complete and correct entries shall be made of all dealings and transaction in relation to its respective business and activities. Allow the Lender, upon reasonable prior notice (except such notice shall not be required if an Event of Default then exists), to inspect and examine its properties, books and records and make copies thereof and to discuss their respective affairs, finances and accounts with their respective officers, manager, employees and independent public accountants.

     (k) Not  permit  Tangible  Net Worth to at any time be less than the sum of
(a) $8,200,000.00 plus (b) subject to the immediately succeeding sentence, 75% of Net Income for each fiscal year of the Borrower completed as of such time, commencing with the fiscal year ending December 31, 2000 (in the event that Net Income for any such fiscal year is less than zero (a "Negative Fiscal Year"), Net Income for any such Negative Fiscal Year shall be deemed to be zero for purposes of this Section 9(k)) and (c) 100% of the Net Cash Proceeds of any equity securities issued by the Borrower on or after the date hereof. Clause (b) of the immediately preceding sentence shall only be added, in determining such sum, for any date on or after March 31, 2001 (i.e., in testing whether the financial covenant in this Section 9(k) has been met, clause (b) shall become operative for tests made on or after March 31, 2001).

     (l) Not permit the Interest Coverage Ratio, for any Four Fiscal Quarter Period, commencing with the Four Fiscal Quarter Period ending September 30, 2000, to be less than 3.00 to 1.00.

     (m) Not permit Net Income for any two consecutive fiscal quarters, commencing with the two fiscal quarters ending September 30, 2000, to be less then zero.

     (n) Not permit the Leverage Ratio at any time to be greater than 1.25 to 1.00.

     (o) Not Permit the Minimum Debt Service Coverage Ratio, for any Four Fiscal Quarter Period, commencing with the Four Fiscal Quarter period ending September 30, 2000, to be less than 2.00 to 1.00.

     (p) Not permit the net asset value of American Broad L.P. to be less than $215 million, of American Prime L.P. to be less than $180 million or of American Opportunity to be less than $2.5 million.

     (q) Enter into or otherwise become bound by any charter, agreement, instrument, or other contract other than this Note which (a) restricts the ability of any Loan Party to enter into amendments, waivers or other modifications of the Financing Documents, (b) restricts the ability of the Borrower or any Subsidiary of the Borrower to sell or otherwise dispose of its assets except for restrictions in agreements or instruments described in subclauses (aa) and (bb) of Section 9(h) and which restrictions apply only to the equipment financed by such agreement or instrument, or (c) restricts the ability of any Subsidiary of the Borrower to (A) make loans or advances to the Borrower or (B) make any dividend or other distribution to the Borrower or to any other Subsidiary of the Borrower or to repay any Indebtedness or guarantee obligation owed to the Borrower or any other Subsidiary of the Borrower.

     (r) The Borrower shall maintain ownership of 100% of the capital stock of TPI and TBL.

     (s) Not issue any capital stock which results in a Change of Control.

     (t) Not make any Restricted Payment if at the time of such payment or as a result thereof any Event of Default or Default shall exist or result.

     (u) Borrower shall, and cause each of its Domestic Subsidiaries to, maintain its main operating accounts at the Bank.

     (v) The Borrower shall cause each Plan to comply in all material respects with the applicable provisions of ERISA and the IRC and shall not permit any material Reportable Event or material Accumulated Funding Deficiency (as those terms are defined in ERISA) to occur. Neither Borrower nor any ERISA Affiliate shall establish, maintain or make contributions to any Multiemployer Plan (as defined in ERISA).

     (w) Change the fiscal year of the Borrower.

10.  Events of Default; Acceleration.

     An "Event of Default" shall exist hereunder if any of the following occurs:

     (a) Borrower shall fail to make any payment of any interest or principal, when any of the same shall become due under this Note, whether due at maturity or by reason of acceleration or demand or as part of any prepayment or otherwise.

     (b) Borrower shall fail to make any payment of any other liability or other obligation under any of the Financing Documents and such failure shall continue for a period of five (5) Business Days after Lender notifies Borrower of such failure; or the occurrence of any "Event of Default" as defined in any other Financing Document.

     (c) Borrower shall default in the due performance or observance of any covenant or other agreement contained in this Note; provided, that with respect to the covenants in Sections 9(a)(i)(bb), 9(b), 9(c), 9(d) or 9(i) hereof, such a default shall not be an Event of Default unless such default shall continue for a period of thirty (30) days after the earlier to occur of (i) Borrower becoming actually aware of such default or (ii) Lender has notified Borrower of such default.

     (d) Any representation, warranty or other statement made or furnished to Lender by or on behalf of any Loan Party under any Financing Document or other related certificate or other document proves to have been false or misleading in any material respect when made or furnished.

     (e) Borrower, any Subsidiary or any Partnership shall fail to make, when due, any payment with respect to any liability or other obligation owed to any Person other than Lender or with respect to any guarantee, endorsement, or other obligation relating to any liability or other obligation of any Person (other than liabilities or obligations owed to Lender), which liabilities or other obligations, individually or in the aggregate, equals or exceeds $500,000.00, beyond the period of grace, if any, applicable thereto, or the occurrence of any event of default (or other event permitting the holder of the applicable indebtedness to accelerate the maturity thereof) under any instrument or agreement evidencing, governing, securing or otherwise relating to any of the foregoing; provided, that, such failure shall not constitute an Event of Default for so long as Borrower, such Subsidiary or such Partnership, as the case may be, is in good faith contesting the applicable liability or other obligation and has set aside cash reserves for same in accordance with GAAP.

     (f) Insolvency (including any failure to pay debts as they generally become due), appointment of a liquidator or receiver of any of the property of, assignment for the benefit of creditors by, or the commencement of any case or proceeding under any bankruptcy or insolvency laws by or against, Borrower, any Subsidiary or any Partnership; provided, that in the case of any such case or proceeding which is involuntary, it shall not be an Event of Default if the applicable debtor in good faith contests same and such case or
          proceeding  is  dismissed   within  sixty  (60)  days  after  same  is
          commenced.

     (g) (i) A writ of execution, attachment, foreign attachment, garnishment, replevin or any similar process shall be issued or levied with respect to (aa) any deposits of Borrower with Lender or any other property of Borrower in which Lender has a lien or right of set-off or (bb) any other property of Borrower or any Subsidiary or any Partnership which individually or in the aggregate equals or exceeds $500,000.00 or (ii) any order, judgment or decree shall be entered against Borrower, any Subsidiary or any Partnership by a court of competent jurisdiction which, together with other outstanding orders, judgments, and decrees against Borrower, any Subsidiary or any Partnership, as the case may be, equals or exceeds $500,000.00 and any such execution, attachment, foreign judgment, garnishment, replevin, similar process, or judgment(s) shall continue in effect for any period of thirty (30) consecutive calendar days or more without being released or a stay of execution.

     (h) Any Loan Party shall challenge the validity of any Financing Document or any Lien thereunder or any material provision of any Financing Document shall be declared invalid by any court of competent jurisdiction.

     (i)  Any Change of Control shall occur.

     Upon the occurrence and at any time during the continuance of any Event of Default, Lender may, by written notice to Borrower, (i) terminate any obligation to make any further Advances hereunder and/or (ii) declare the entire unpaid principal balance of all Advances, and all accrued and unpaid interest on all Advances, to be due and payable immediately. Upon any such declaration the entire unpaid principal balance of all Advances and all accrued and unpaid interest thereon shall become and be immediately due and payable, without the need for presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind all of which are expressly waived by Borrower; provided, however, that upon the occurrence of any of the events specified in subparagraph (g) above, (i) all such obligations to make any further Advances shall automatically be terminated and (ii) the entire unpaid principal balance of all Advances, and all unpaid and accrued interest on all Advances, shall be immediately due and payable without any notice whatsoever and without presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind all of which are hereby expressly waived by Borrower. Lender shall have, upon the occurrence and during the continuance of any Event of Default, all other rights, remedies, and powers provided to Lender under the Financing Documents, any other agreement, instrument or other document or applicable law.

11. Certain Waivers. The Loan Parties and each of them (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any collateral or other security, except for notices expressly provided for in the Financing Documents; (ii) agree(s) that the full or partial release or discharge of any Loan Party shall not release, discharge or otherwise impair the liabilities of any other Loan Party; and (iii) waive(s) any defenses based on suretyship or impairment of collateral.

12. Jury Waiver; Chapter 903a Waiver. (a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING THERETO. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE ADVANCES.

     (b) BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, AND BORROWER HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT WHICH BORROWER MIGHT HAVE TO A NOTICE AND HEARING UNDER SECTIONS 52-278a to 52-278g, INCLUSIVE, OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR OTHER APPLICABLE FEDERAL OR STATE LAW, IN THE EVENT THAT LENDER (OR ITS SUCCESSORS OR ASSIGNS) SEEKS ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT.

13. Binding Nature. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. The term "Lender" as used herein shall include, in addition to Lender, any successors, indorsees, or other assignees of Lender and shall also include any other holder of this Note. Borrower shall not have the right to assign its rights or obligations under any of the Financing Documents without the prior written consent of Lender.

     Lender shall have the right at any time or from time to time (at the sole expense of the Lender's or the applicable Assignee (as defined below)), with Borrower's prior written consent (such consent to not be unreasonably withheld or delayed, provided that no consent of the Borrower shall be required if an Event Of Default shall exist at the time of the assignment), to assign all or any portion of its rights and obligations hereunder or under any other Financing Document to one or more banks or other Persons (each, an "Assignee"), and Borrower agrees that it shall (and cause each Loan Party to) execute, or cause to be executed, such documents, including without limitation, amendments to the Financing Documents, as Lender shall reasonably deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory note(s) shall be issued in replacement of, but not in discharge of, the liability evidenced by this Note prior to such assignment, and shall reflect the amount of the respective commitments and Advances held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall be a party to the Financing Documents and shall have all of the rights and obligations of Lender hereunder (and under the other Financing Documents) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

     Lender shall have the unrestricted right at any time and from time to time (at the sole expense of the Lender or the applicable Participant (as defined below)), and without the consent of or notice to Borrower, to grant to one or more banks or other Persons (each, a "Participant") participating interests in Lender's obligation to lend hereunder and/or any or all of the Advances held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, the Bank shall remain responsible for the performance of its obligations under the Financing Documents and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder.

     Lender may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Lender shall require any such prospective Assignee or Participant to agree in writing to maintain (subject to customary exceptions) the confidentiality of such information which consists of information which the Borrower has identified as confidential.

     Lender may at any time pledge all or any portion of its rights under the Financing Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Financing Documents.

14. Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws the State of Connecticut, without regard to its rules pertaining to conflicts of laws thereunder.

15. Severability. Any provision of this Note or any other Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. No Waiver; Cumulative Remedies. (a) Lender shall not by any act (except by a written instrument executed and delivered in accordance with subparagraph (b) below), delay, indulgence, omission or otherwise, be deemed to have waived any right, remedy or other power hereunder or under any other Financing Document or to have acquiesced to any Event of Default. No failure to exercise, nor any delay in exercising, on the part of Lender, any right, remedy or power shall preclude any other or further exercise thereof or the exercise of any other right, remedy or other power. No single or partial exercise of any other right, remedy, or power hereunder or under any other Financing Document shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. A waiver by Lender of any right, remedy or power hereunder or under any other Financing Document on any one occasion shall not be construed as, or constitute a bar to, any right, remedy or other power which Lender would otherwise have on any future occasion. The rights, remedies and powers provided to Lender herein or in any other Financing Document are cumulative, may be exercised singly or concurrently and are not exclusive of and shall be in addition to all other rights, remedies, or powers provided by applicable law or any other agreement, instrument or other document. Lender may exercise any or all such rights, remedies and powers at any time(s) in any order which Lender chooses in its discretion.

          (b) No waiver, amendment, supplement or other modification of any of the terms or provisions of this Note shall be effective unless set forth in a writing executed and delivered by the party sought to be charged.

17. Integration; Conflict; Loss of Note. (a) This Note and the other Financing Documents represent the agreement of Borrower and Lender with respect to the subject matter hereof and thereof and supersede all negotiations and prior writings with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Lender relative to subject matter hereof or thereof that are not expressly set forth or referred to herein or in the other Financing Documents.

     (b) Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of this Note or any other Financing Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Financing Document, Borrower will issue, in lieu thereof, a replacement Note or such other Financing Document in the same principal amount thereof and otherwise of like tenor.

18. Gender and Number; No Rule of Strict Construction. (a) Whenever the context herein so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice-versa.

     (b) Borrower acknowledges that Borrower and Borrower's counsel have had an opportunity to review and negotiate the terms and provisions of this Note and the other Financing Documents, and no rule of strict construction shall be used against Lender with respect to this Note or any of the other Financing Documents.

19. Set-off. Borrower hereby grants to Lender a lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of Borrower, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of FleetBoston Financial Corporation or in transit to any of them. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing any of the Advances. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE ADVANCES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

20. Submission to Jurisdiction; Waiver of Punitive or Consequential Damages. Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding arising out of or otherwise related to or connected with any of the Financing Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive personal jurisdiction of any state or federal court located in the State of Connecticut;

          (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that Borrower may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth or referred to in Section 21 or at such other address of which the Lender shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Lender to bring any legal action or proceeding in any other jurisdiction; and

          (e) waives, to the fullest extent permitted under applicable law, any right Borrower may have to claim or recover in any legal action or proceeding arising out of or otherwise related to or connected with this Note or any other Financing Document any special, exemplary, punitive or consequential damages.

21. Notices. Notices (whether hereunder or under any other Financing Document) by one party to the other shall, unless otherwise specified herein, be in writing and may be given by mail, by overnight mail sent by Federal Express or other nationally recognized overnight courier, by telecopier, or delivery by hand, addressed to such party at the address set forth in the first paragraph hereof and shall be deemed given (a) in the case of mail, four (4) Business Days after being deposited in the mail, first class postage pre-paid, (b) in the case of overnight mail, one (1) Business Day after being sent by overnight mail, (c) in the case of telecopy when received, and (d) in the case of delivery by hand, when delivered. Either party may change its address for delivery of notices by written notice to the other in the manner set forth in this Section. All notices to Lender shall, unless Lender otherwise notifies the Borrower, be sent to the attention of Andrew Harris and sent (in the case of notice by telecopy) to the following telecopy number: 203-964-4850, with a copy to Edward Weiss, Esq., Finn Dixon & Herling LLP, One Landmark Square, Stamford, Connecticut 06901, telecopier number 203-348-5777 . All notices to the Borrower shall, unless the Borrower otherwise notifies Lender, be sent to the attention of Stephen Clayton, Chief Financial Officer, and sent (in the case of notice by telecopy) to the following telecopy number: 914-925-9337, with a copy to Michael G. Tannenbaum, Esq., Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York, 10022, telecopy number 212- 371-1084.

22. Definitions. As used herein, the following terms shall have the following respective meanings:

     "Account Receivable" means, as at any time of determination thereof, the unpaid and enforceable portion of the obligation of a Partnership to TPI, as stated in the relevant invoice, in respect of the applicable portion of the Management Fee (as respectively defined in the applicable Partnership Agreement) payable to TPI for services performed by TPI under the applicable Partnership Agreement, which amount has been recognized as revenue on the books of TPI, net of any commissions payable to any Persons.

     "Adjusted LIBOR" shall mean, for any Interest Period, the rate per annum calculated pursuant to the following formula:

           Adjusted LIBOR =  LIBOR for such Interest Period
                             ------------------------------
                             1 - the Reserve Percentage

     "Advance" and "Advances" shall have the respective meanings given those terms in Section 4(a) hereof.

     "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "American Broad L.P." shall mean American Masters Broad Market Fund, L.P., a Delaware limited partnership.

     "American Broad Partnership Agreement" shall have the meaning given that term in the definition of Partnership Agreements.

     "American Opportunity L.P." shall mean American Masters Opportunity Fund, L.P., a Delaware limited partnership.

     "American Opportunity Partnership Agreement" shall have the meaning given that term in the definition of Partnership Agreements.

     "American Prime L.P." shall mean American Masters Broad Market Prime Fund, L.P., a Delaware limited partnership.

     "American Prime Partnership Agreement" shall have the meaning given that term in the definition of Partnership Agreements.

     "Applicable Margin" shall mean, with respect to any LIBOR Advance, two percent (2%), i.e., 200 basis points.

     "Borrowing Base" shall mean, as of any time, a dollar amount equal to the sum of (i) seventy-five percent (75%) of Eligible Receivables as of such time plus (ii) ninety percent (90%) of the TPI American Opportunity FMV as of such time. The initial Borrowing Base shall be based upon and use the Eligible Receivables and TPI American Opportunity FMV as of July 24, 2000. Thereafter, the Borrowing Base shall, subject to the last sentence of this definition, be updated and adjusted monthly using the amount of Eligible Receivables and the TPI American Opportunity FMV, as of the last day of each month (each a "Monthly Borrowing Base Measuring Date") commencing with July 31, 2000, with each such monthly update and adjustment to take effect on the 25th day of the month immediately succeeding the month in which the applicable Monthly Borrowing Base Measuring Date occurs (or such earlier date, if any, as the Borrower may have delivered, pursuant to Section 9(c) hereof, a Borrowing Base Certificate reporting the Borrowing Base of such Monthly Borrowing Base Measuring Date). If an Event of Default has occurred and is continuing, the Lender may require that the Borrowing Base be updated and adjusted (and related Borrowing Base Certificates delivered) on a more frequent basis.

     "Borrowing Base Certificate" shall mean a Borrowing Base Certificate, in the form of Exhibit A attached hereto or such other form as the Lender may reasonably request from time to time, reporting the most recent Borrowing Base and accompanied by, in a form reasonably acceptable to the Lender, a detailed accounting of the receivables (including without limitation any Account Receivables) of TPI and a summary of the TPI American Opportunity FMV.

     "Borrowing Request" shall mean a borrowing request made by the Borrower under Section 4(b)(iii) hereof.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to close in the State of Connecticut; provided, that, when used in connection with a LIBOR Advance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Change in Control": shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5, as in effect on the date hereof, promulgated by the SEC under the Securities Exchange Act of 1934, as amended ( the "Exchange Act")), other than a Current Excepted Shareholder, shall, after the date hereof, hold beneficial ownership (within the meaning of Rule 13d03, as in effect on the date hereof, promulgated by the SEC under the Exchange Act), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who are not Continuing Directors. "Current Excepted Shareholder" shall mean any Person or group (as so defined) who, as of the date hereof, owns 25% or more of shares representing the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower as of the date hereof.

     "Code" shall mean the Uniform Commercial Code as in effect from time to time in the State of Connecticut; provided, that, when the term Code is used in connection with defining a term, it shall mean the Uniform Commercial Code as in effect in Connecticut as of the date of this Note.

     "Continuing Directors" members of the board of directors of the Borrower who (i) were directors on the date hereof, (ii) had been directors for at least two years, or (iii) were recommended or elected with the affirmative vote of a majority of the Continuing Directors at a meeting at which at least 60 percent of the Continuing Directors were present.

     "Default" shall mean any event or circumstance which, with the giving of notice or passage of time, or both, would become an Event of Default.

     "Domestic Subsidiary" shall mean any Subsidiary organized under the laws of any state or other jurisdiction of the United States.

     "EBIT" shall mean, for any period for any Person, the sum of (i) Net Income of such Person for such period plus (ii) to the extent deducted in the calculation of Net Income for such period, Interest Expense for such period, plus (iii) to the extent deducted in the calculation of Net Income for such period, income taxes for such period, all determined in accordance with GAAP consistently applied.

     "Eligible Receivables" shall mean, at any time, the net amount of those Account Receivables at such time (net of any applicable reserves and of any fees (e.g. late fees)), and which continually meet the following requirements:

          (i) The Account Receivable shall not be unpaid more than 90 days from the date of original invoice and shall not be more than 60 days past due;

          (ii) The applicable Partnership with respect to the Account Receivable shall not have more than 20% of such Partnerships then total outstanding Account Receivables owed to TPI remaining unpaid more than 90 days from the applicable dates of original invoice or more than 60 days past due;

          (iii) The Account Receivable arose from the lawful performance of management services by TPI which have been fully and properly performed pursuant to, and in accordance with the terms and provisions of the applicable Partnership Agreement and any applicable laws, rules or regulations, no further act is necessary by TPI in order to make such Receivable payable by the Partnership and such Receivable is the legal, valid and binding obligation of the applicable Partnership, enforceable in accordance with its terms;

          (iv) The Account Receivable is not subject to any prior or subsequent assignment, claim, lien, security interest or other Lien except that of the Lender and is not subordinated in any manner and the collateral assignment thereof to the Lender does not contravene breach, violate, conflict with or result in an event of default, termination, or right to remove TPI as a general partner (or otherwise impair its rights) under the applicable Partnership Agreement and the collateral assignment thereof to the Lender is permitted under any applicable laws, rules or regulations;

          (v) (a) The Account Receivable is not subject to (aa) any set-off counterclaim, claim, defense, allowance, unapplied cash, unapplied credit, retainage, or adjustment, or (bb) dispute, objection or complaint (whether by the Partnership concerning its liability on the Account Receivable or otherwise), and (b) the Account Receivable is otherwise fully enforceable, not subject to approval by the applicable Partnership, and TPI is either qualified to do business in the State where the applicable Partnership is located or does not need to be qualified to do business in such State in order to enforce the Receivable.

          (vi) No case or petition in bankruptcy or other application for relief under the federal bankruptcy code or other insolvency law has been filed with respect to the Partnership which is the obligor under the Account Receivable; and such Partnership has not made an assignment for the benefit of creditors, become insolvent, or suspended or terminated business; and the obligor is generally paying its debts as they become due;

          (vii) The Lender has a first priority attached and perfected security interest in the Account Receivable;

          (viii) The original invoice for the Account Receivable represents management fees accrued under the applicable Partnership Agreement in a calendar month and is billed in a manner similar to the manner in which management fees under such Partnership Agreement were billed prior to the date of this Note.

          (ix)  The  Account  Receivable   complies  with  any  other  covenant,
     agreement, representation, warranty, or other applicable term or provision of any Financing Document; and

          (x) The Account Receivable is not in good faith determined by the Lender to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility.

     "Eurodollar Rate" shall mean, for any Interest Period a per annum interest rate equal to the sum of (a) Adjusted LIBOR for such Interest Period plus (b) the Applicable Margin.

     "Event of Default" shall have the meaning given that term in Section 10 hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations and rulings thereunder.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is member of a group of which the Borrower (or any of its Subsidiaries) is a member and which is treated as a single employer under
Section 414 of the IRC.

     "Existing Domestic Subsidiaries" shall mean TFI, TPI and TSI.

     "Existing Foreign Subsidiaries" shall mean TASS, TBL, and TIMI.

     "Existing Subsidiaries" shall mean the Existing Domestic Subsidiaries and the Existing Foreign Subsidiaries.

     "Facility Availability Period" shall mean from the date hereof until the Final Maturity Date.

     "Final Maturity Date" shall have the meaning given that term in Section 1 hereof.

     "Financing Documents" means this Note, the Pledge Agreement, the Guaranty and all other agreements, instruments, financing statements, certificates, and other documents executed and/or delivered at any time by Borrower, pursuant hereto or thereto or in connection herewith or therewith, as any of same may be amended, supplemented or otherwise modified from time to time.

     "Foreign Subsidiary" shall mean any Subsidiary other than a Domestic Subsidiary.

     "Four Fiscal Quarter Period" shall mean any period of four consecutive fiscal quarters of Borrower.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America; provided, that, with respect to financial statements of TASS that are not part of any consolidated or consolidating financial statements of the Borrower and its Subsidiaries, GAAP shall mean generally accepted accounting principles as in effect in the United Kingdom.

     "Governmental Authority" shall mean any Federal, state, local or foreign governmental agency, authority, instrumentality, court or regulatory body.

     "Guarantors" shall mean TPI, and any other Persons, if any, who may, from time to time, guarantee the payment of any of the obligations under this Note.

     "Guaranty" shall mean the Guaranty Agreement, of even date herewith, between TPI and the Lender, as same may be amended, supplemented or otherwise modified from time to time.

     "Indebtedness" of any Person at any particular date, without duplication, means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (except trade accounts payable incurred in the ordinary course of business), (b) all obligations of such Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized or synthetic leases, (e) all obligations of such Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof,
(g) any mandatorily redeemable stock, or (h) any guaranty (direct or indirect) by such Person of the Indebtedness or other liabilities of any other Person or otherwise protecting the holder or other obligee of such Indebtedness or other liabilities against loss. The Indebtedness of any Person shall include any Indebtedness of any general partnership (or other entity) in which such Person is the general partner or is otherwise liable for the payment thereof.

     "Indemnitee" shall have the meaning given that term in Section 7(b) hereof.

     "Interest Coverage Ratio" shall mean for any period, the ratio of (i) EBIT of Borrower and its Subsidiaries on a consolidated basis for such period to (ii) Interest Expense of the Borrower and its Subsidiaries on a consolidated basis for such period.

     "Interest  Election  Request"  shall  have the  meaning  given that term in
Section 4(b)(iv) hereof.

     "Interest Expense" shall mean, for any period for any Person, the total interest expense of such Person for such period determined in accordance with GAAP consistently applied including, without limitation, for the avoidance of doubt, (i) interest expense attributable to capitalized lease obligations in accordance with GAAP, (ii) amortization of debt discounts and (iii) amortization of all fees payable in connection with the incurrence of debt to the extent included in interest expense.

     "Interest Payment Date" shall mean the first Business Day of each month of each year, commencing August 1, 2000.

     "Interest Period" shall mean, with respect to a LIBOR Advance, a period of one, two or three months (as selected by Borrower pursuant to Section 4(b) hereof), commencing on the date of such Advance (or, in the case of an Interest Election Request, the day of the applicable continuation or conversion) and ending on the day which corresponds numerically to such date one, two or three months, respectively, thereafter (unless there is no numerically corresponding day in such next, second or third succeeding month, respectively, in which case such Interest Period shall end on the last Business Day of such next, second or third succeeding month, respectively); provided, however, that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless, in the case of a LIBOR Advance such next succeeding Business Day would fall in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and provided further, that (i) the initial Interest Period may, if the Borrower and Lender mutually agree, be for a period other than 30, 60 or 90 days and (ii) each Interest Period which would otherwise end after the Final Maturity Date shall end on the Final Maturity Date.

     "IRC" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Late Charge" means five percent (5%) of the applicable late payment.

     "Leverage Ratio" shall mean, as of any day, the ratio of (i) Total Liabilities as of such day to (ii) Tangible Net Worth as of such day.

     "LIBOR" shall mean, with respect to any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars for a period comparable to such Interest Period which appears on Telerate Page 3750 (or such other page as may replace that page on the Telerate System for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if such rate does not appear on the Telerate System (or such replacement page) on the relevant London Banking Day, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for such period which appears on the Reuters Screen LIBO Page (or such other page as may replace that page on the Reuters System for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period. If both the Telerate or Reuters Systems are unavailable, then the rate will be determined on the basis of the rates at which deposits in U.S. dollars for such period are offered by four major banks in the London interbank market, selected by Lender, at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on that day which is two (2) London Banking Days preceding the first day of such Interest Period for loans in U.S. dollars to leading European banks for such period. In the event that Lender is unable to obtain any such quotation as provided above, interest shall accrue on the applicable Advance (anything contained in Section 2(a) or any other provision hereof to the contrary notwithstanding), but subject to Section 2(g) of this Note, at a rate per annum equal to the Prime Rate.

     "LIBOR Advance" shall mean an Advance, or applicable portion thereof, bearing interest at a rate determined by reference to the Adjusted LIBOR.

     "Lien" means any mortgage, security interest, pledge, title retention agreement, hypothecation, assignment, lien, lease, attachment, garnishment, levy, charge, voting agreement, or other encumbrance of any kind.

     "Loan Parties" shall mean the Borrower and each Guarantor.

     "London Banking Day" shall mean any day on which banks are open for dealings in Dollar deposits in the London interbank market.

     "Material Adverse Effect" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, business income, assets, liabilities or prospects (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole,
(b) the rights and remedies of the Lender under the Financing Documents, or the ability of any Loan Party to perform its obligations under the Financing Documents to which it is a party (including without limitation the ability of the Borrower or any Guarantor to move any payments required of it), (c) the legality, validity or enforceability of any Financing Document, or (d) the existence, perfection or priority of any security interest granted in the Financing Documents or the value of any material collateral thereunder.

     "Minimum Debt Service Coverage Ratio" shall mean, for any period, the ratio of (i) EBIT for such period minus the sum of (a) Cash Taxes for such period and
(b) Distributions Paid for such period to (ii) the sum of (a) Current Maturities of Indebtedness for such period and (b) Interest Expense for such period, all determined in accordance with GAAP consistently applied. For purposes of this definition, "Cash Taxes" shall mean, for any period, all income taxes paid in cash by the Borrower and its Subsidiaries during such period, on a consolidated basis; "Distributions Paid" shall mean, for any period, all Restricted Payments paid in cash in such period by the Borrower during such period; and "Current Maturities of Indebtedness" shall mean, for any period, the aggregate amount of all scheduled payments of principal of all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, during such period, including without limitation, for the avoidance of doubt the portion of any payments under capitalized leases that is allocable to principal.

     "Net Cash Proceeds" means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Company or any Subsidiary from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less any expenses reasonably incurred by such Person in connection therewith.

     "Net Income" shall mean, for any period, the net income (net loss) of the Borrower and its Subsidiaries, on a consolidated basis, for such period (taken as a single accounting period) determined in accordance with GAAP consistently applied.

     "Obligations" shall mean all liabilities and other obligations now or hereafter owing from Borrower to Lender, of whatever kind, nature or description, whether or not currently contemplated at the time hereof and whether such liabilities or other obligations be direct or indirect, absolute or contingent, or due or to become due, and including without limitation any and all principal, interest, indemnity amounts and costs and expenses (including reasonable attorneys' fees and disbursements). Obligations shall include, but not be limited to, any and all present and future liabilities and other obligations of every kind, nature and description, under this Note or any other Financing Documents, including without limitation any and all principal, interest, indemnity amounts and costs and expenses (including reasonable attorneys' fees and disbursements).

     "Partnership Agreements" shall mean (i) the Agreement of Limited Partnership of American Masters Broad Market Fund, L.P., dated as of May 31, 1994, by and among TPI, as the General Partner, American Broad L.P., and the Limited Partners (as defined therein), as amended by an amendment made as of December 1, 1999, and as same may otherwise be amended, supplemented or otherwise modified from time to time (the "American Broad Partnership Agreement"), (ii) The Broad Market Prime Fund, L.P. Limited Partnership Agreement, dated as of June 1, 1997 between TPI, as the General Partner, and the other Partners (as defined therein), as amended by Amendment No. 1 dated as of June 11, 1999, and as same may otherwise be amended, supplemented or otherwise modified from time to time (the "American Prime Partnership Agreement") and
(iii) the American Masters Opportunity Fund, L.P.

Limited Partnership Agreement, dated as of May 1, 2000, between TPI, as General Partner, and the other Partners (as defined therein), as same may be amended, supplemented or otherwise modified from time to time (the "American Opportunity Partnership Agreement").

     "Partnerships" shall collectively mean (i) American Broad L.P., (ii) American Prime L.P., and (iii) American Opportunity L.P.

     "Permitted Lien" shall mean: (a) Liens for taxes not yet due or which are being contested as permitted hereunder;

     (b) carriers', warehousemen's, mechanics' materialmen's, landlords', repairmen's or other like Liens arising in the ordinary course of business and not overdue for a period of more than thirty (30) days or the full amount of which has been bonded or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of Lender in any collateral subject to the Financing Documents;

     (c)  pledges  or  deposits  in  connection   with  workers'   compensation,
unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;

     (f) Purchase money liens and capitalized leases securing purchase money Indebtedness or capitalized lease Indebtedness otherwise permitted hereunder provided that such liens and leases only cover the respective properties purchased with such debt or leased under such leases, as the case may be; and

     (g) Liens on the assets of the Borrower or any of its Subsidiaries (other than any collateral under the Financing Documents) securing Indebtedness permitted under Section 9(g)(iv) above.

     "Permitted Purposes" shall mean (i) the Redemption and (ii) the general working capital needs of Borrower, provided that no more than an aggregate of $500,000 of the proceeds of Advances may be used for investments (whether for capital contributions, acquisitions or otherwise).

     "Permitted Waivers" shall mean waivers by TPI, in the good faith exercise of its business judgment, of no more than 25 basis points (i.e., 0.25%) with respect to that portion of the Management Fee (as defined in the applicable Partnership Agreement) attributable to a limited partner in the applicable Partnership.

     "Person" means any individual, corporation, limited liability company, partnership, trust or unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

     "Plan" shall have the meaning given that term in Section 8(a)(x) hereof.

     "Pledge Agreement" shall mean that the Pledge Agreement from TPI to the Lender, of even date herewith, as same may be amended, supplemented or otherwise modified from time to time.

     "Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

     "Prime Rate Advance" shall mean an Advance, or applicable portion thereof, bearing interest at a rate determined by reference to the Prime Rate. If an Advance is not a LIBOR Advance it shall be deemed a Prime Rate Advance.

     "Redemption" shall mean the redemption by the Borrower of up to 200,000 shares of the Class A common stock of the Borrower for a per share purchase price of no more than $11.50.

     "Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System (or any successor) and applicable to Lender (or its successor) in respect of Eurocurrency liabilities (as defined in Regulation D of such Board (or its successor) as same may be modified and supplemented and in effect from time to time). The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

     "Restricted Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower, whether now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any such shares or any recapitalization to the extent it involves any cash payment or other distribution of property of the Borrower (except a distribution of capital stock of the Borrower not consisting of redeemable securities) and (iii) any payment made by the Borrower to retire, purchase, acquire or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any such shares; provided, that, Restricted Payments shall not include non-cash dividends paid by the Borrower solely in its capital stock (except redeemable securities).

     "Revolving Maximum Amount" shall mean, at any time, the lesser of (i) $2,500,000 or (ii) the Borrowing Base at such time.

     "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

     "Solvent" shall mean, with respect to any Person (or group of Persons) (a) the property of such Person (or group), at fair market value, will exceed the debts of such Person (or group), (b) such Person (or group) will be able to pay its debts as such debts become absolute and matured, and (c) such Person (or group) will have, as of the applicable date, sufficient capital with which to conduct its business. For purposes of this definition, "debt" means "liability on a claim" and "claim" means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy for breach of performance if such breach is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     "Subsidiary" shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, by such Person. For the avoidance of doubt, partnerships shall not be considered Subsidiaries of a Person solely by reason of the fact that such Person, as general partner of such partnership, controls the management of such partnership (so that, for example, none of the Partnerships, as of the date hereof, would be Subsidiaries of the Borrower). Unless the context otherwise requires, the term Subsidiary as used herein shall mean a Subsidiary of the Borrower.

     "Tangible Net Worth" shall mean, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Borrower and its Subsidiaries prepared as of such date in accordance with GAAP consistently applied, less the aggregate book value of the Intangible Assets of Borrower and its Subsidiaries (on a consolidated basis) shown on such balance sheet. "Intangible Assets" shall mean those assets which are (i) deferred assets, other than prepaid insurance and prepaid taxes, (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with GAAP consistently applied, (iii) unamortized debt discount and expense, (iv) leasehold improvements, and (v) any other assets which under GAAP (so applied) are considered to be intangible assets.

     "TASS" shall mean TASS Investment Research Limited, a United Kingdom corporation.

     "TBL" shall mean Tremont (Bermuda) Limited, a Bermuda corporation.

     "TFI" shall mean Tremont Futures, Inc., a Delaware corporation.

     "TIMI"  shall  mean  Tremont  Investment   Management,   Inc.,  an  Ontario
corporation.

     "TPI" shall mean Tremont Partners, Inc., a Connecticut corporation.

     "TPI American Opportunity FMV" shall mean, as of any date, the fair market value of TPIs investment as a limited partner in American Opportunity L.P., as of such date, which value shall, for purposes of this definition, be deemed to be the amount, as of such date, of the Capital Account (as defined in the American Opportunity Partnership Agreement) of TPI, in its capacity as a limited partner of American Opportunity L.P., and assuming (anything contained in the American Opportunity Partnership Agreement to the contrary notwithstanding), for purposes of this definition and determining such amount, that such date is the end of an Accounting Period (as defined in the American Opportunity Partnership Agreement).

     "TSI" shall mean Tremont Securities, Inc., a New York corporation.

     "Total Liabilities" shall mean, as of any day, all liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as of such day which would be reflected on a consolidated balance sheet of the

Borrower and its Subsidiaries as of such day, all determined in accordance with GAAP consistently applied.

     "Tranche" shall mean any LIBOR Advance(s) as to which a single Interest Period is in effect.

     "Type" when used in reference to any Advance(s) or portion thereof, refers to whether such Advance(s) or portion thereof is a LIBOR Advance or Prime Rate Advance.

     23. Compliance. Unless otherwise agreed to in writing by the Borrower and the Lender after the date hereof, compliance with the covenants set forth in Sections 9(k)-(p) and other applicable provisions hereof shall be based on GAAP applied on a consistent basis with- that used in preparing the historical financial statements of the Borrower and its Subsidiaries of December 31, 1999 and March 31, 2000.

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first written above.

                                                 TREMONT ADVISERS, INC.



                                                 -------------------------------
                                                 Name:
                                                 Title:        , duly authorized

ACCEPTED:

FLEET NATIONAL BANK


By:  _______________________
     Name:
     Title:

                                                                       Exhibit A

                      [Form of Borrowing Base Certificate]



                                       53